FOR IMMEDIATE RELEASE	NR08-14

DYNEGY ANNOUNCES NEW $300 MILLION CONTINGENT

LETTER OF CREDIT FACILITY

HOUSTON (June 17, 2008) – Dynegy Inc. (NYSE: DYN) today announced that its indirect wholly owned subsidiary, Dynegy Holdings Inc. (DHI), has closed a new $300 million, unsecured bilateral contingent letter of credit facility. Capacity under the new facility will be available when natural gas prices exceed certain thresholds.

“The power sector is operating in a rising commodity price environment, and we believe our new letter of credit facility represents an innovative, cost-effective approach to supplementing our already substantial liquidity and flexible capital structure,” said Holli C. Nichols, Executive Vice President and Chief Financial Officer of Dynegy Inc. “In the event that natural gas prices continue to rise in a meaningful way, the new facility will become available and position us to pursue additional commercial opportunities at higher prices and thereby capture increased value for stockholders.”

Availability under the facility is contingent on natural gas prices rising above $13/MMBtu. For every dollar increase in 2009 natural gas prices above $13/MMBtu, $40 million in capacity will be available, up to a total of $300 million. In the event that the new facility is utilized, it will complement existing liquidity instruments as a source of additional letters of credit to meet the company’s collateral requirements. Letter of credit availability will accrue interest at an annual fee of 3.2 percent, and the facility will fully amortize by March 20, 2010.

Morgan Stanley Capital Group Inc. arranged the new letter of credit facility and is also serving as the lender and letter of credit issuer and collateral agent under the new facility.

Through its subsidiaries, Dynegy Inc. produces and sells electric energy, capacity and ancillary services in key U.S. markets. The power generation portfolio consists of more than 19,000 megawatts of baseload, intermediate and peaking power plants fueled by a mix of natural gas, coal and fuel oil. DYNC

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DYNEGY ANNOUNCES NEW $300 MILLION CONTINGENT

LETTER OF CREDIT FACILITY

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Certain statements included in this news release are intended as “forward-looking statements.” These statements include assumptions, expectations, predictions, intentions or beliefs about future events, particularly the statements related to: Dynegy’s positioning for the future; and any and all trends observed and the potential opportunities discussed in relation to those. Dynegy cautions that actual future results may vary materially from those expressed or implied in any forward-looking statements. Specifically: Dynegy cautions that commodity prices may not rise to a level that would allow us to take advantage of this facility, prices may rise to a level which exceeds the value of this facility, this facility may not be structured in such a way that would allow us to use it if it becomes necessary, and if it is able to be used it may not be the most cost-effective approach. More information about the risks and uncertainties relating to these forward-looking statements are found in Dynegy’s SEC filings, including its Annual Report on Form 10-K for the year ended December 31, 2007 and its Form 10-Q for the quarter ended March 31, 2008, all of which are available free of charge on the SEC’s web site at www.sec.gov.

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